Exhibit 99.6

BUSINESS

Overview

On June 6, 2021, we completed our merger, or the Merger, with Nanomix, Inc., a California corporation, or Nanomix. As consideration for the Merger, we issued to the shareholders of Nanomix 1,000,000 shares of a newly created Series C Convertible Preferred Stock of the Company (the “Preferred Stock”). Upon the effectiveness of the amendment to our Certificate of Incorporation to effectuate the reverse stock split of one-for-173, all such shares of Preferred Stock issued to Nanomix shareholders shall automatically convert into approximately 35,316,768 shares of common stock of the Company, the warrants to be assumed at closing may be exercisable into approximately 2,100,911 shares of common stock of the Company and the options and restricted stock units to be assumed at closing may be exercisable into approximately 6,070,842 shares of common stock of the Company. The shares of common stock issuable upon conversion of the Preferred Stock together with warrants, restricted stock units and options to be assumed on the closing date shall represent approximately 80% of the outstanding shares of Common Stock of the Company upon closing of the Merger.

After the Merger, our primary focus is transitioning to the development Nanomix’s advanced mobile Point-of-Care (POC) diagnostic system that can be used in performing a wide range of in vitro diagnostic tests in many environments. Nanomix’s goal is to provide laboratory quality testing for time sensitive medical conditions, at the first point of contact that a patient has with the healthcare system, no matter where that occurs. The Nanomix eLab® system is CE Marked, a 510(k) is currently in process, and Emergency Use Application (EUA) for COVID testing has been submitted to the FDA. Nanomix intends to market and sell this system for the detection and diagnosis of a variety of time sensitive medical conditions.

Prior to the Merger, we were a pre-clinical and clinical-stage pharmaceutical development company focused on the clinical development, outsourced contract manufacture and test marketing for commercialization of carbohydrate-based patented formulation of investigative materials as medical food, supplements, drug and drug combination, and other clinical exploratory out sourced exploratory peptide therapeutic options. Due to limited funding, our activity including any drug development during year ended December 31, 2020 was severely limited. Following the closing of the Merger, the Company intends to conduct a comprehensive review of strategic alternatives for our legacy products and product candidates pertaining to the commercialization of our therapeutic drugs including SUGARDOWN®, BTI-320 and IPOXYN. The Company does not expect to receive any form of material consideration in connection with such alternatives. In the event it is not able to dispose of these assets, the Company expects to cease all operations in connection therewith in order to avoid incurring any further associated expense.

Nanomix eLab System

Nanomix believes that quality healthcare should be available to consumers anywhere and anytime. The foundation of quality healthcare is timely information supporting a proper diagnosis and associated treatment. Our vision is to make healthcare accessible to patients without compromise, by delivering the highest quality, fastest, most cost-effective and portable detection systems that bring the patient and caregiver closer together.

The Nanomix eLab System is a proprietary diagnostic platform developed by Nanomix to meet the growing need for decentralized medical diagnostic solutions. The platform is designed to provide rapid test results in a handheld device at the first point of patient contact in locations that range from Emergency Departments, to long term and assisted care facilities, to urgent care and emergency medical response settings.

The Nanomix eLab system is a rapid, easy-to-use, quantitative detection platform that performs a range of in vitro diagnostic assays, such as electrochemical immunoassay and enzymatic assays. The platform consists of a hand-held analyzer and a disposable cartridge. The eLab System utilizes a proprietary nano-biosensor with multiple detection electrodes to generate multiple electrochemical assay results from a single patient sample. Specificity is generated by functionalizing each of the electrodes on the sensor for particular biomarkers. The sensor is incorporated into a single-use consumable microfluidics cartridge that processes the biological sample and reports its results through the handheld eLab System.

The eLab system is designed to be operated by medical and non-medically trained persons. An assay is run by inserting the cartridge into the eLab Analyzer. Following the prompts on the Analyzer interface, the user identifies the subject, scans a barcode on the consumable package, loads the test sample into the cartridge, and presses start. Assay results generally take between 10 and 15 minutes, from sample collection to answer. A wide variety of biomolecules with varying chemistries can be tested on a single device in one operation. The electrochemical detection system eliminates the need for ongoing instrument calibration and maintenance commonly associated with optical systems. Wireless connectivity provides for transmission of patient results to other devices for data sharing, management, and EMR integration.

Compared with other POC testing systems, the Nanomix eLab system provides testing in traditional laboratories as well as non-traditional decentralized environments with enhanced sensitivity and specificity, advanced multiplexing and multimodal capabilities, quantitative results, Bluetooth communication of results and an on board electronic data base of testing activities. The Nanomix eLab® system is CE Marked, a 510(k) is currently in process, and a COVID-19 test is being submitted to the FDA for Emergency Use Authorization.

Our strategy is to develop a menu of diagnostic tests for the detection and diagnosis of time sensitive medical conditions on the Nanomix eLab Analyzer and to sell, market and distribute the eLab Analyzer and associated tests on a worldwide basis.

Products

The Nanomix eLab is an in vitro diagnostic test platform for the quantitative determination of analytes in biological samples that include plasma, whole blood, and nasal swab specimens. The eLab system consists of a handheld analyzer, a sample transfer device and a disposable cartridge. The Nanomix eLab is a platform technology and Nanomix intends to develop a range of test cartridges compatible with Nanomix eLab analyzer. The key advantages of our approach are:

●	Laboratory quality results;

●	Multiplexing and multimodal testing;

●	Quantitative determination of test results;

●	Operates in distributed environments; and

●	Electronic record storage with Bluetooth communication of results.

The eLab has been shown to be easily operated by non-medically trained personnel. The platform performs immunoassays and enzymatic assays. All tests run on the eLab Analyzer utilize the same disposable cartridge format.

Nanomix’s first product, the S1 Panel Assay for use in aiding the diagnosis of critical infections, received CE marking for the assay and the eLab Analyzer in November of 2019. Filing of a 510(k) was started in 2020 through a third-party reviewer for the CRP assay. With the advent of the Coronavirus pandemic, Nanomix shifted to developing COVID-19 testing products in April of 2020.

eLab Analyzer

The eLab Analyzer is a handheld portable instrument that operates via a touch screen using a simple instruction menu. The analyzer works from a rechargeable battery or wall power and can be operated during recharging. The eLab Analyzer contains electronics, a pneumatic system, a barcode scanner, data storage, USB connections, and Bluetooth communications. To use the eLab system, an operator signs in to the system and then follows the prompts on the eLab screen to run an assay, run controls, or review past test results. To run a test, the operator enters a patient ID and scans the consumable test package using the built-in bar code scanner. The barcode contains information about the test including manufacturing lot codes and expiration dating for the consumable. The operator loads the patient sample into the disposable cartridge and inserts the cartridge into the eLab analyzer. The operator is then prompted on the screen to activate the assay. The eLab automatically runs through to completion using the programmed test protocol specific for that assay. At conclusion of the test protocol, results are displayed on the screen and can be sent electronically via Bluetooth as selected by the operator. All test information is recorded in the onboard database. The instrument includes a robust control system and, if there are errors in processing, the eLab displays an error code on the screen.

COVID-19 Rapid IgG/IgM Test Panel

The Nanomix eLab COVID-19 Rapid IgG/IgM Panel is an electrochemical immunoassay test intended for qualitative detection of IgG and IgM antibodies (without differentiation) to SARS-CoV-2 in human venous whole blood and plasma (K2EDTA, lithium-heparin, sodium-heparin, sodium citrate).

Venous whole blood or plasma samples are collected and using a provided transfer device the sample is transferred to the single-use, microfluidic cartridge. The cartridge is then run on Nanomix eLab Analyzer, which will display results after about 10 minutes. The presence of SARS-CoV-2 antibodies is determined using a quantitative electrochemical reading which is then compared to a cutoff level to report a qualitative result of positive or negative.

An EUA for the COVID-19 Rapid IgG/IgM Test Panel was filed with the FDA in July 2020. In April of 2021, the FDA notified us that given the volume of EUA requests the Agency had received, FDA is having to prioritize EUA requests and they will not be reviewing our product as filed.  Nanomix is currently tracking use cases and reviewing alternative approaches to market the COVID antibody test.

COVID-19 Antigen Test Panel

The Nanomix eLab COVID-19 Rapid Antigen Panel is an electrochemical immunoassay test intended for the qualitative detection of nucleocapsid antigens from SARS-CoV-2 in nasal (anterior nares) swabs from individuals who are suspected of COVID-19.

Nasal swab samples are collected using a provided swab and sample collection tube, then transferred to the single-use, microfluidic cartridge. The cartridge is then run on Nanomix eLab Analyzer, which will display results after about 15 minutes. The presence of SARS-CoV-2 antigen is determined using a quantitative electrochemical reading which is then compared to a cutoff level to report a qualitative result of positive or negative.

An EUA for the COVID-19 Antigen Test panel was submitted to the FDA in February of 2021. The Company received comments from the FDA in May and is currently conducting further clinical and analytical work requested by the FDA and intends to refile the EUA as soon as the additional work is complete.

S1 Assay Panel

The S1 Assay panel was developed as an aid in rapidly diagnosing critical infections including sepsis. The panel provides quantitative tests results for Lactate (LAC), C-Reactive Protein (CRP) and Procalcitonin (PCT) from a single plasma sample. The assay runs on the eLab Analyzer with results available in approximately 11 minutes, providing information rapidly versus the current diagnostic solutions which can take hours to provide a test result.

The Nanomix S1 Panel Cartridge quantitatively measures two biomarkers, CRP, and PCT and the metabolite Lactate (LAC) in lithium heparinized (Li-heparinized) plasma specimens.

CRP test results can be used to evaluate infection, tissue injury, and inflammatory disorders.

PCT test results can be used:

●	To aid in decision making on antibiotic therapy for patient with suspected or confirmed lower respiratory tract infections (LRTI) defined as community acquired pneumonia (CAP) acute bronchitis, and acute exacerbation of chronic obstructive pulmonary disease (AECOPD) in an inpatient setting or Emergency Department.

●	To aid in antibiotic decision making from therapy to discontinuation of treatment for patients with suspected or confirmed sepsis.

●	To aid in the risk assessment of critically ill patients on their first day of ICU admission for progression of severe sepsis and septic shock.

●	To aid in assessing the cumulative 28-day risk of all-cause mortality for patients diagnosed with sever sepsis or septic shock in the ICU or when obtained in the emergency department of other medical wards prior to ICU admission, using a change in PCT level over time.

LAC test results can be used in the diagnosis and treatment of lactic acidosis, monitoring tissue hypoxia, and diagnosis of hyperlactatemia and septicemia.

Each of the three tests provides important information about a patient’s condition. Having all three of these answers in a short time period provides a healthcare provider with important information about the patient’s status within the clinical window for infection diagnosis. All of the test results are used in the context of other information about the patient.

S1 Assay Panel use in Sepsis

One potential use of the S1 Assay panel is in the diagnosis of Sepsis. Sepsis has been highlighted as a global health crisis and there is intense pressure to improve management of sepsis from early identification to administration of antimicrobial therapy, monitoring and de-escalation of therapy.

Sepsis is the body’s overwhelming and life-threatening response to infection that can lead to tissue damage, organ failure, and death. There are more than 49 million cases of Sepsis annually with more the 6 million associated deaths. Sepsis is the #1 cost of hospitalization in the U.S with costs for acute sepsis hospitalization and skilled nursing estimated to be $62 billion annually. As many as 87% of sepsis cases start in the community. According to the Sepsis Alliance, Mortality from sepsis increases 8% every hour that treatment is delayed. As many as 80% of sepsis deaths could be prevented with rapid diagnosis and treatment.

Sepsis testing and diagnosis can be viewed as a 2-stage process:

●	Immediate patient testing and assessment focused on emergency treatment decisions, and

●	Specific diagnosis of bacterial or fungal pathogen

The Nanomix S1 test panel focuses on the first phase, the need for rapid screening or patients suspected of sepsis. The S1 test panel provides an easy to use, rapid test at the first point of patient contact to deliver important information about the patient’s condition. The panel includes Lactate, the current tool most used in sepsis screening, and adds two other tests (CRP and PCT) that are currently used to confirm a diagnosis. By using our multiplexing and multimodal technology, we are able to bring all three of these test results from a single sample to healthcare providers in an 11-minute test providing clinicians with host response diagnostics at the time of initial evaluation, in any care setting, may help assess the following questions and advance standards of care: 1) is there an infection or not? 2) is the infection viral or bacterial? 3) what is the severity and deficit of tissue perfusion?

Once hospitalized, a sepsis patient spends on average 8 days in an ICU. The S1 panel can also be used to monitor the progress of a patient and to support modification or discontinuation of antibiotic therapy.

Partnerships and Licensees

RedPharm (Beijing) Biotechnology Co., Ltd. (RedPharm) has the right to produce eLab cartridges for the S1 Assay panel in the PRC and has the right to sell and distribute the S1 Assay panel in the PRC, Japan, Korea, and countries in Southeast Asia.

Sales Channels

We recently established our sales and marketing function. We intend our products to be sold globally, both directly and through distributors, to hospitals and clinics, clinical laboratories, and other healthcare entities such as assisted living, extended care, and other non-hospital based care facilities. We have limited product distribution and our new sales and marketing team is working to build our product distribution capabilities in key markets such as North America, Europe, and Southeast Asia.

Currently RedPharm has rights to distribute our products in PRC, Japan, Korea, and countries in Southeast Asia and Medical Horizons has the rights to distribute in Italy. We are also actively developing distribution partners in the United Kingdom and European Union. To support our distributor’s efforts, we plan to build a distribution sales and technical support capability within the company.

Manufacturing

We currently have limited manufacturing capacity for our consumable test cartridges and plan to implement automated production processes in the U.S. and bring on additional manufacturing resources to expand consumable test cartridge manufacturing capacity. We depend on several single source vendors to supply components for our disposable test cartridge and a US-based contract manufacturer for our eLab analyzer. We plan to bring on additional component suppliers to add supply chain capacity as well as backup. We have completed the purchase of a significant supply of printed electrodes from a former vendor and plan to qualify a new vendor of electrodes.

Sensor functionalization (converting raw electrodes into a biosensor) is currently done by Nanomix using a robotic system and final cartridge assembly is done by Nanomix manually. We plan to invest significantly in increasing capacity of sensor manufacturing processes and to automate portions of the cartridge assembly processes. The costs of our products are expected to decline significantly with volume growth as well as process automation.

RedPharm has the right to produce eLab cartridges in the PRC.

The Nanomix eLab analyzer is produced by a contract manufacturer located in the United States. While this is not an exclusive supply arrangement, it would be difficult to transfer production or add an additional supplier. The production of instruments is done on a purchase order basis. Nanomix purchases and consigns the materials for the quantity of instruments on the purchase order. The contract manufacturer builds, tests, and ships the units and invoices Nanomix based on the units shipped less the cost of the consigned materials. Some of the components used in the eLab analyzer have long lead times and Nanomix will purchase many of those components in quantities beyond the current purchase order.

Collaboration, License and Quality Agreements

To support the development and commercialization of our eLab system and products, in September 2017 we entered into a development and license agreement with RedPharm (Beijing) Biotechnology Co., Ltd., or the RedPharm License. Pursuant to the RedPharm License, we granted an exclusive license to the technology know-how, data and regulatory documents for our elab technology to RedPharm that will support the development of our elab analyzer in both humans and animals.

Under the agreement, RedPharm has the rights to produce the eLab cartridges in China for specific assays that are transferred by Nanomix to RedPharm. RedPharm is responsible for any clinical and regulatory activities necessary to register the products for sale in their territories. To date, Nanomix has transferred the S1 Critical Infections test to RedPharm and RedPharm has paid Nanomix $200 thousand in license fees related to the transfer of that specific assay. RedPharm is obligated to pay a royalty on the sales of S1 test cartridges.

RedPharm also has the rights to produce the eLab Analyzer in China for sale in the RedPharm territories upon the payment of an up front license fee. Each eLab analyzer placed by RedPharm with a customer carries a per unit royalty in the range of a low hundred dollars.

We retain exclusive rights to commercialize our products throughout the world, except in Australia, New Zealand, Singapore, China, Japan, Korea, Vietnam, Indonesia, Malaysia and the Philippines, where RedPharm will have exclusive rights to commercialize our elab technology. We retain rights to participate in the RedPharm markets depending on their progress in each of the countries. With RedPharm, we have established a collaboration for the management of the development of any product that utilizes our technology, including any joint, cross-territory studies that may be undertaken by the parties, if any.

Under the RedPharm License, RedPharm are obligated to pay us future milestone payments up to an aggregate of $6.4 million. Further, sales of test cartridges bear royalties of a low single-digit percentage based on net sales and sales of eLab Analyzers carry a per unit royalty in the low hundreds of dollars.

The RedPharm License continues in effect until the expiration of all payment obligations thereunder (including royalty payments and licensee revenue) on a product-by-product and country-by-country basis, unless earlier terminated by the parties. Pursuant to the terms of the RedPharm License, in addition to each party’s right to terminate the agreement upon the other party’s material breach (if not cured within a specified period after receipt of notice) or insolvency, (i) we also have unilateral termination rights in the event RedPharm commences any court action to invalidate any our intellectual property., and (ii) RedPharm has unilateral termination rights to cancel this agreement upon six (6) months prior written notice.

Technology & Development

Our products are based on the Nanomix eLab electrochemical detection technology. Current and planned products will operate on the eLab Analyzer using the current microfluidic disposable test cartridge form. New product development will be largely focused on expanding the menu of tests that operate on the eLab Analyzer. Our initial focus will be on testing for medical conditions that require rapid results for patient management and benefit from the mobile capabilities of our system. Future developments will expand the menu to tests that support other decentralized healthcare needs.

Competition

Many of our competitors are significantly larger and have greater financial, research, manufacturing, and marketing resources. Important competitive factors include product quality, performance, ease of use, price, customer service and reputation. Industry competition is based on these and the following additional factors:

●	patent protection;

●	technology expertise;

●	ability to develop and market products and processes;

●	ability to obtain required regulatory approvals;

●	ability to manufacture cost-effective products that meet applicable regulatory requirements;

●	access to adequate capital; and,

●	ability to attract and retain qualified personnel.

We believe our technical capabilities and proprietary know-how relating to our eLab system are strong, particularly for the development of tests for critical care conditions in decentralized care environments. However, there are a number of competitive technologies used and/or seeking to be used by others in point-of-care settings.

Although we have no specific knowledge of any other competitors’ products that could render our products obsolete, if we fail to maintain and enhance our competitive position or fail to introduce new products and product features, our customers may decide to use the products developed by our competitors, which could result in a loss of revenues and cash flow.

Employees

As of October 1, 2021, we had 25 full-time equivalent employees, of whom 3 were in administration, 11 in research and development and engineering, 8 in manufacturing and quality, and 3 in sales and marketing. The majority of our employees are located in Emeryville, California.

We have never had a work stoppage, and none of our employees are represented by a labor organization or subject to any collective bargaining arrangements. We consider our employee relations to be good.

Governmental Regulation

Certain of our activities are subject to regulatory oversight by the FDA under provisions of the Federal Food, Drug, and Cosmetic Act and regulations thereunder, including regulations governing the development, marketing, labeling, promotion, manufacturing, and export of diagnostic products. Our clinical laboratory customers are subject to oversight by Centers for Medicare and Medicaid Services, or CMS, pursuant to CLIA, as well as agencies in various states. Failure to comply with applicable requirements can lead to sanctions, including withdrawal of products from the market, recalls, refusal to authorize government contracts, product seizures, civil money penalties, injunctions, and criminal prosecution.

FDA Approval/Clearance Requirements

Unless an exemption applies, each medical device that we wish to market in the United States must receive 510(k) clearance or Premarket Approval (PMA). Medical devices that receive 510(k) clearance are “cleared” by the FDA to market, distribute, and sell in the United States. Medical devices that obtain a PMA by the FDA are “approved” to market, distribute and sell in the United States. We cannot be certain that 510(k) clearance or PMA approval will ever be obtained for any products that we develop. Descriptions of the PMA and 510(k) clearance processes are provided below.

The FDA decides whether a device must undergo either the 510(k) clearance or PMA based on statutory criteria that utilize a risk-based classification system. PMA is the FDA process of scientific and regulatory review to evaluate the safety and effectiveness of Class III medical devices and, in many cases, Class II medical devices. Class III devices are those that support or sustain human life, are of substantial importance in preventing impairment of human health, or which present a potential, unreasonable risk of illness or injury. The FDA uses these criteria to decide whether a PMA or a 510(k) is appropriate, including the level of risk that the agency perceives is associated with the device and a determination by the agency of whether the product is a type of device that is similar to devices that are already legally marketed. Devices deemed to pose relatively less risk are placed in either Class I or II. In many cases, the FDA requires the manufacturer to submit a 510(k) requesting clearance (also referred to as a premarket notification), unless an exemption applies. The 510(k) must demonstrate that the manufacturer’s proposed device is “substantially equivalent” in intended use and in safety and effectiveness to a legally marketed predicate device. A “predicate device” is a pre-existing medical device to which equivalence can be drawn, that is either in Class I or Class II or is a Class III device that was in commercial distribution before May 28, 1976, for which the FDA has not yet called for submission of a PMA application.

Device classification depends on the device’s intended use and its indications for use. In addition, classification is risk-based, that is, the risk the device poses to the patient and/or the user is a major factor in determining the class to which it is assigned. Class I includes devices with the lowest risk and Class III includes those with the greatest risk.

Class I devices are those for which safety and effectiveness can be assured by adherence to the FDA’s general regulatory controls for medical devices, or the General Controls, which include compliance with the applicable portions of the FDA’s quality system regulations, facility registration and product listing, reporting of adverse medical events, and appropriate, truthful and non-misleading labeling, advertising, and promotional materials. Some Class I devices also require premarket clearance by the FDA through the 510(k) process.

Class II devices are subject to the FDA’s General Controls, and any other special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. Premarket review and clearance by the FDA for Class II devices is accomplished through the 510(k) process. Pursuant to the Medical Device User Fee and Modernization Act of 2002, unless a specific exemption applies, 510(k) submissions are subject to user fees. Certain Class II devices are exempt from this premarket review process.

Class III includes devices with the greatest risk. Devices in this class must meet all of the requirements in Classes I and II. In addition, Class III devices cannot be marketed until they receive Premarket Approval.

The safety and effectiveness of Class III devices cannot be assured solely by the General Controls and the other requirements described above. These devices require formal clinical studies to demonstrate safety and effectiveness. Under Medical Device User Fee and Modernization Act of 2002, PMA applications (and supplemental premarket approval applications) are subject to significantly higher user fees than 510(k) applications, and they also require considerably more time and resources.

510(k) Clearance Pathway

We are currently developing products that either will or are likely to require an FDA 510(k) clearance. We anticipate submitting a 510(k) for each such product to demonstrate that such proposed device is substantially equivalent to a previously cleared 510(k) device or a device that was in commercial distribution before May 28, 1976, for which the FDA has not yet called for the submission of a 510(k). The FDA’s 510(k) clearance pathway usually takes from three to twelve months but could take longer. In some cases, the FDA may require additional information, including clinical data, to make a determination regarding substantial equivalence.

If a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a new or major change in its intended use, will require a new 510(k) clearance or, depending on the modification, a PMA. The FDA requires each device manufacturer to determine whether the proposed change requires submission of a new 510(k) or a PMA, but the FDA can review any such decision and, if it disagrees with the manufacturer’s determination, can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or PMA of the modified device is obtained.

Clinical Laboratory Improvement Amendments of 1988

A manufacturer of a test categorized as moderately complex may request that categorization of the test be waived through a CLIA Waiver (CW) by Application submission to the FDA. When a test is categorized as waived, it may be performed by laboratories with a Certificate of Waiver, such as a physician’s office or other outreach setting. In a CW submission, the manufacturer provides evidence to the FDA that a test meets the CLIA statutory criteria for waiver CLIA, a walk-in clinic or an emergency room provides CMS authority over all laboratory testing, except research that is performed on humans in the United States. The Division of Laboratory Services, within the Survey and Certification Group under the CMS, has the responsibility for implementing the CLIA program.

The CLIA program is designed to establish quality laboratory testing by ensuring the accuracy, reliability and timeliness of patient test results. Under CLIA, a laboratory is a facility that does laboratory testing on specimens derived from humans and used to provide information for the diagnosis, prevention or treatment of disease, or impairment of, or assessment of health. Under the CLIA program, unless waived, laboratories must be certified by the government, satisfy governmental quality and personnel standards, undergo proficiency testing, be subject to inspections and pay fees. We anticipate requesting CLIA Waiver for the tests we develop.

Pervasive and Continuing FDA Regulation

A host of regulatory requirements apply to our approved devices, including: the quality system regulation, which requires manufacturers to follow elaborate design, testing, control, documentation and other quality assurance procedures; the Medical Reporting Regulations, which require manufacturers to report to the FDA specified types of adverse events involving their products; labeling regulations; and the FDA’s general prohibition against promoting products for unapproved or “off-label” uses. Some Class II devices are subject to special controls-such as performance standards, post-market surveillance, patient registries, and FDA guidelines-that do not apply to Class I devices.

The regulatory requirements that apply to our approved products classified as medical devices include:

●	product listing and establishment registration, which helps facilitate FDA inspections and other regulatory action;

●	QSR, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the development and manufacturing process;

●	labeling regulations and FDA prohibitions against the promotion of products for uncleared, unapproved or off-label use or indication;

●	clearance of product modifications that could significantly affect safety or efficacy or that would constitute a major change in intended use of one of our cleared devices;

●	approval of product modifications that affect the safety or effectiveness of one of our cleared devices;

●	medical device reporting regulations, which require that manufacturers comply with FDA requirements to report if their device may have caused or contributed to a death or serious injury, or has malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction of the device or a similar device were to recur;

●	post-approval restrictions or conditions, including post-approval study commitments;

●	post-market surveillance regulations, which apply when necessary to protect the public health or to provide additional safety and effectiveness data for the device;

●	the FDA’s recall authority, whereby it can ask, or under certain conditions order, device manufacturers to recall from the market a product that is in violation of governing laws and regulations;

●	regulations pertaining to voluntary recalls; and,

●	notices of corrections or removals.

Our Emeryville, CA facility is currently registered as an establishment with the FDA. We and any third-party manufacturers are subject to announced and unannounced inspections by the FDA to determine our compliance with QSR and other regulations.

21st Century Cures Act

The 21st Century Cures Act, enacted in December 2016, contains several sections specific to medical device innovations. We believe that implementation of the 21st Century Cures Act may have a positive impact on its businesses by facilitating innovation and/or reducing the regulatory burden imposed on medical device manufacturers.

Environmental Laws

We believe that we are in compliance in all material respects with all foreign, federal, state, and local environmental regulations applicable to our manufacturing facilities. The cost of ongoing compliance with such regulations does not have a material effect on our operations.

Intellectual Property

Intellectual Property Strategy

Our intellectual property strategy is to: (1) build our own intellectual property portfolio around our eLab and electrochemical detection system; (2) pursue licenses, trade secrets and know-how within the area of rapid point-of-care testing; and, (3) develop and acquire proprietary positions to certain biomarkers.

eLab and Electrochemical Detection System Intellectual Property

We have obtained patent coverage on eLab and Electrochemical detection technology, including numerous patents in the United States, China, Japan, and the European Union. Additional patent applications are pending in the United States, as well as in the European Union.

Trademarks

We have filed and obtained trademarks for our products, including the Nanomix eLab System. Our trademarks have been obtained in the United States and certain other countries around the world.

Trade Secrets and Know-How

We have developed a substantial body of trade secrets and know-how relating to the development and manufacture of our eLab and electrochemical test system, including the production of sensors, the design and production of microfluidics contained in the disposable test cartridge, the sourcing and optimization of materials for such tests, and methods to maximize sensitivity, speed-to-result, specificity, stability and reproducibility of our tests. These trade secrets and know-how provide us with an important competitive advantage.

Properties

We do not own real properties. Our principal executive offices are located at 5900 Hollis Street, Emeryville, CA 94608. We lease our office pursuant to a lease which terminates on December 15, 2021. We believe that our existing facilities are suitable and adequate to meet our current needs. However, we will need to relocate the company to a new facility prior to the end of 2021 and we may add or expand as we increase production levels or add employees, and we believe that suitable additional or substitute space will be available as needed to accommodate any such expansion of our operations.

Legal Proceedings

The Company is subject to claims and legal proceedings that arise in the ordinary course of business. Such matters are inherently uncertain, and there can be no guarantee that the outcome of any such matter will be decided favorably to the Company or that the resolution of any such matter will not have a material adverse effect upon the Company’s Consolidated Financial Statements. The Company does not believe that any of such pending claims and legal proceedings will have a material adverse effect on its Consolidated Financial Statements. The Company records a liability in its Consolidated Financial Statements for these matters when a loss is known or considered probable and the amount can be reasonably estimated. The Company reviews these estimates each accounting period as additional information is known and adjusts the loss provision when appropriate. If a matter is both probable to result in a liability and the amounts of loss can be reasonably estimated, the Company estimates and discloses the possible loss or range of loss to the extent necessary for its Consolidated Financial Statements not to be misleading. If the loss is not probable or cannot be reasonably estimated, a liability is not recorded in its Consolidated Financial Statements.

Set forth below is a description of the Company’s Legal Proceedings.

In March 2019, we were served with notification of complaint filed by CureDM Inc. as agent for the members of CureDM Group Holdings, LLC filed with the Supreme Court of the State of New York County of New York regarding breach of contract and other matters relating to their desire to unwind the acquisition of CureDM Group Holdings LLC according to the original Contribution Agreement. The complaint was withdrawn by CureDM, Inc. in December 2019. The Company is continuing to work with the representatives from CureDM Inc. to settle this claim and unwind the Contribution Agreement.

In addition to the above matter, we are also in a dispute with Level Brands, Inc. regarding a License Agreement dated June 21, 2018 (JAMS Ref. No.: 1220061261). The Company filed an Answer to Complaint and Counter-complaint on June 25, 2019. Both parties are claiming non-performance under the License Agreement. The matter was scheduled for arbitration in October 2019. In October 2019, the arbitration was dismissed without prejudice.

On October 16, 2019 the Company received a Summons and Complaint filed by Microcap Headlines Inc. against the Company in the Supreme Court of the United States of New York County of Suffolk claiming damages of $18,000 and the costs and disbursements of the action. The Company filed an Answer on November 15, 2019. During January 2021, the Company settled this claim with Microcap Headlines, Inc. for $10,000 which was accrued on the Company’s balance sheet at December 31, 2020.